EXHIBIT 10.8 - AMENDMENT TO THE SAVANNAH BANCORP, INC. INCENTIVE STOCK OPTION PLAN APPROVED BY SHAREHOLDERS ON APRIL 16, 1996.

                           INCENTIVE STOCK OPTION PLAN

In 1995, the shareholders of the Company approved an Incentive Stock Option Plan (the "ISO Plan") under which 29,700 shares (adjusted to 59,400 shares after the two-for-one stock split) of the Company's Common Stock could be issued to eligible employees. Pursuant to the ISO Plan, incentive stock options for all 59,400 shares were issued by the Company as follows: (I) on April 18, 1995, incentive stock options of 16,500 shares, 8,250 shares 4,950 shares at a purchase price of $11.25 per share were granted to Messrs. Davis, Stramm and Briscoe, respectively; (II) Also, on January 2, 1996, incentive stock options of 16,500 shares, 8,250 shares 4,950 shares at a purchase price of $20 per share were granted to Messrs. Davis, Stramm and Briscoe, respectively, pursuant to the Company's meeting the 1995 performance objectives approved by the Board of Directors and the shareholders. The options issued during 1995 pursuant to the ISO Plan were issued after the cancellation of options agreements entered into in 1989 with Mr. Davis and in 1990 with Messrs. Stramm and Briscoe, covering an equivalent number of shares.

The Board of Directors proposes to amend the ISO Plan by increasing the aggregate number of Reserved Shares which may be issued pursuant to the ISO Plan by an additional Twenty-five Thousand (25,000) shares of the Company's Common Stock. This proposed amendment requires the approval of the Company's shareholders. Upon approval by the shareholders, the Company will grant to certain officers of the Company, other than Messrs. Davis, Stramm and Mr. Briscoe, incentive stock options for the purchase of a total of Six Thousand (6,000) shares of the Company's Common Stock. The Company presently has no specific plans for the grant of options for the remaining Nineteen Thousand (19,000) shares.

                                     10-19

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